Exhibit 19
NATIONAL HEALTH INVESTORS, INC.
INSIDE INFORMATION AND INSIDER TRADING POLICY
Under federal and state securities laws, it is illegal to purchase or sell securities of National Health Investors, Inc. (the “Company”) while in possession of material nonpublic information related to, affecting or regarding the Company or its subsidiaries (such information, “Inside Information”), or to disclose Inside Information to others who then trade in the securities of the Company. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and other governmental agencies and can result in severe penalties. While the regulatory authorities usually concentrate their efforts on the individuals who trade, or who tip Inside Information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by Company personnel.
The Board of Directors of the Company has adopted this Inside Information and Insider Trading Policy (this “Policy”) both to satisfy the Company’s obligation to prevent insider trading and to help the Company’s personnel avoid violating insider trading laws.
Persons Subject to this Policy
This Policy applies to (i) all members of the Company’s Board of Directors, (ii) all officers of the Company and its subsidiaries, and (iii) all employees of the Company and its subsidiaries (collectively, “Covered Persons”).
This Policy also applies to family members who reside with Covered Persons (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in a Covered Person’s household, and any family members who do not live in a Covered Person’s household but whose transactions in Company Securities (defined below) are directed by a Covered Person or are subject to a Covered Person’s influence or control, such as parents or children who consult with a Covered Person before they trade in Company Securities (collectively referred to as “Family Members”). Each Covered Person should make his or her Family Members aware of the need to confer with such Covered Person before they trade in Company Securities. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to a Covered Person or his or her Family Members.
This Policy also applies to any entities that a Covered Person influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Covered Person’s own account.
All consultants and outside advisors assisting the Company on sensitive matters are expected to abide by this Policy, although the Company assumes no responsibility with respect to the actions of persons who are not under its direct control.
Transactions Subject to this Policy
This Policy applies to all transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, any securities that are exercisable for, or convertible or exchangeable into, shares of common stock, and any other type of securities that the Company may issue from time to time, including (but not limited to) preferred stock, notes, convertible
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debt and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.
Statement of Policy
It is the policy of the Company that no Covered Person (or any other person designated as subject to this Policy) who is aware of Inside Information may, directly, or indirectly through Family Members, Controlled Entities or other persons or entities:
•engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Not Subject to Trading Restrictions” and “Rule 10b5-1 Plans”;
•recommend the purchase or sale of any Company Securities;
•disclose Inside Information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons; or
•assist anyone engaged in the above activities.
In addition, it is the policy of the Company that no Covered Person (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
Administration of this Policy
The Vice President, HR/Benefits and Compliance, of the Company shall serve as the Compliance Officer for the purposes of this Policy, and in his or her absence, another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.
When in doubt about a matter covered by this Policy, or if you have questions, please contact the Compliance Officer before engaging in any transaction involving Company Securities. See “Personal Responsibility; Assistance” below.
Material Nonpublic Information
Material Information
Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Therefore, any information that could reasonably be expected to affect the price of the security is material. While it is not possible to compile an exhaustive list of circumstances involving material information, common examples include:
•Annual or quarterly financial results, or the need to restate such financial statements.
•Unpublished financial or operating results.
•Projections of future earnings or losses or other earnings guidance.
•Earnings that are inconsistent with the consensus expectations of the investment community.
•A pending or proposed merger, acquisition, reorganization or tender offer or an acquisition or disposition of significant assets.
•A change in management or control.
•Major events regarding Company Securities, including the declaration of a stock split or the offering of additional securities.
•Changes in the Company’s independent registered public accounting firm.
•Financial liquidity problems.
•Significant cybersecurity incidents or potential significant cybersecurity incidents.
•Gain or loss of a significant customer or business partner.
Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.
Inside Information
Inside Information is material information about the Company that is not generally known or available to the public. Information is considered to be available to the public only when it has been disclosed by the Company or third parties to the marketplace (such as by a press release, other authorized public statement or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, information is considered nonpublic until the second business day after the information is released. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Company Securities is the opening of the market on Thursday. However, if the Company announces earnings after trading begins on the Tuesday, the first time you can buy or sell Company Securities is the opening of the market on Friday.
Transactions Not Subject to Trading Restrictions
For purposes of this Policy, the Company considers transactions between Covered Persons with respect to grants under the Company’s Amended and Restated 2019 Stock Incentive Plan or other equity incentive plans (or, to the extent applicable, granted outside such plan) to be exempt from this Policy. Such transactions include, without limitation, the following:
•the exercise of stock options for cash;

•the exercise of options on a “net exercise” basis pursuant to which an optionee either (i) delivers outstanding shares of common stock to the Company or (ii) authorizes the Company to withhold from issuance shares of common stock issuable upon exercise of the option, in either case, having a fair market value on the date of exercise equal to the aggregate exercise price;
•the forfeiture to the Company of restricted shares of common stock or share units to cover withholding tax obligations; and
•purchases of Company Securities in any 401(k) plan maintained by the Company resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election.
However, transactions with parties other than the Company involving Company equity awards, including sales of shares underlying vested awards and broker-assisted sales of shares to cover withholding taxes, are subject to this Policy.
Bona fide gifts of securities (including transfers of Company Securities made to trusts for estate planning purposes) are also not subject to this Policy, unless the person making the gift is aware of Inside Information at the time the gift is made and has reason to believe that the recipient intends to sell the Company’s securities while the person making the gift continues to be aware of such Inside Information; provided, however, that Covered Persons must still pre-clear and report gift transfers as described in “Pre-clearance Procedures” below.
Finally, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.
Special and Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, it is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
Short-Term Speculative Transactions
The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in Company Securities. It therefore is the Company’s policy that Covered Persons may not engage in any of the following transactions:
•short-term trading involving purchases and sales (or sales and purchases) of Company Securities within six months of each other (note that Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) already removes the incentive for officers or directors to engage in short-term trading in Company Securities);
•short sales of Company Securities (note that Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales); and
•transactions in publicly traded options, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

Margin Accounts and Pledged Securities
Securities held in a margin account as collateral for a margin loan may be sold by the broker or lender without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Inside Information or otherwise is not permitted to trade in Company Securities, Covered Persons are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. An exception to this prohibition is hereby granted for any Company Securities held in a margin account or otherwise pledged as collateral for a loan on January 30, 2025, the date the Company adopted this prohibition. However, no new or additional shares of Company Securities may be deposited in such margin account or otherwise pledged after January 30, 2025. In addition, employees should exercise caution in considering pledging Company Securities for a margin loan.
Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. Covered Persons may not engage in any hedging or monetization transactions with respect to Company Securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forward contracts, equity swaps, puts, calls, collars, forwards and other derivative instruments.
Standing and Limit Orders
Placing a standing or limit order is discouraged. Standing and limit orders with respect to Company Securities (except standing and limit orders under approved Trading Plans (as defined below)) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is in possession of Inside Information. If a Covered Person determines that he or she must use a standing order or limit order with respect to Company Securities, the order should be limited to short duration and should otherwise comply with the restrictions and pre-clearance procedures outlined in this Policy. Any such orders must be cancelled for the duration of any applicable black-out period.
Post-Termination Transactions
If a Covered Person is aware of Inside Information when he or she terminates service as a director, officer or other employee of the Company, such Covered Person may not trade in Company Securities until that Inside Information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to such Covered Person’s transactions in Company Securities upon the expiration of any blackout period that is applicable to such Covered Person’s transactions at the time of his or her termination of service.
Additional Procedures
The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on Inside Information, all directors, executive officers and other personnel of the Company and its subsidiaries who are subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Exchange Act and any other persons designated by the Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons (all of the foregoing are referred to as “Restricted Persons”), may not engage in any transaction involving Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer, regardless of whether a black-out period is then in effect, and such Restricted Person must certify that he or she is not in possession of any Inside Information at that time. A request for pre-clearance must be submitted to the Compliance Officer by email in advance of the proposed transaction. If, upon requesting pre-clearance, a Restricted Person is advised that Company Securities may be traded, such Restricted Person may buy or sell Company Securities within five business days thereafter unless advised by the Compliance Officer otherwise. If for any reason the trade is not completed within the five business days, pre-clearance must be obtained again before Company Securities may be traded. The Compliance Officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade. Pre-clearance does not, in any circumstance, relieve a Restricted Person of their legal obligation to refrain from trading while in possession of Inside Information. In other words, even if pre-clearance is received, if a Restricted Person becomes aware of Inside Information or becomes subject to a black-out period, the transaction may not be completed. If pre-clearance is denied, the fact of such denial must be kept confidential by the Restricted Person requesting such pre-clearance. Restricted Persons do not need to receive pre-clearance for trades pursuant to an approved Trading Plan, but they must receive prior approval before implementing such a Trading Plan by the Compliance Officer.
Post-Transaction Notice
Restricted Persons who have a reporting obligation under Section 16 of the Exchange Act must notify the Company’s Vice President, HR/Benefits and Compliance of the occurrence of any purchase, sale or other acquisition or disposition or gift of Company Securities as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by email) and should include the identity of the Restricted Person, the type of transaction, the date of the transaction, the number of Company Securities involved and the purchase or sale price (if applicable).
For both the “Pre-Clearance Procedures” section above and this “Post-Transaction Notice” section, a purchase, sale or other acquisition or disposition or gift shall be deemed to occur at the time the person or entity becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).
Black-Out Periods
Quarterly Black-Out Periods
The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for Company Securities. Restricted Persons are prohibited from trading in Company Securities during the period beginning on the close of market on the last day of each fiscal quarter and ending after the second full business day following the Company’s issuance of its earnings release for that quarter or the full year. Trading may resume the morning of the third business day following the applicable earnings release.

Interim Guidance and Event-Specific Black-Out Periods
The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. Restricted Persons should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
In addition, from time to time, the Company may impose event-specific black-out periods on Restricted Persons and other employees of the Company if, in the judgement of the Compliance Officer, it is likely that such person or persons have become aware of significant corporate developments that have not yet been disclosed to the public, even when trading otherwise may be permitted. In the event that certain Restricted Persons or other employees of the Company become subject to a special black-out period, such persons are prohibited from (i) trading in Company Securities and (ii) disclosing to others the fact they are subject to such event-specific black-out period. These event-specific black-out periods may vary in length or may not be broadly communicated to Covered Persons. The failure of the Compliance Officer to designate a person as being subject to an event-specific black-out period will not relieve that person of the obligation not to trade while aware of Inside Information.
Tipping
Restricted Persons may not disclose, convey or “tip” Inside Information to any person by providing them with Inside Information other than to disclose on a “need to know” basis to officers and employees of the Company or outside advisors in the course of performing their duties for the Company. Unlawful tipping includes passing on Inside Information to friends, Family Members or acquaintances under circumstances that suggest that persons subject to this Policy were trying to help the recipients of such information to make a profit or avoid a loss by trading in Company Securities based on such information.
Rule 10b5-1 Plans
Notwithstanding the prohibition against insider trading, Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) and this Policy permit Restricted Persons to trade in Company Securities regardless of their awareness of Inside Information if the transaction is made pursuant to a pre-arranged trading plan (a “Trading Plan”) that (i) meets the requirements set forth in Rule 10b5-1, (ii) was entered into outside of a black-out period and when the Restricted Person was not in possession of Inside Information, and (iii) is operated in good faith. All Trading Plans, including any amendment, modification or termination, or any cancellation of scheduled transactions, must be approved in writing in advance by the Compliance Officer.
A Trading Plan must be written, and either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party, such as a broker. Once a Trading Plan is adopted, a Restricted Person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade.
A Trading Plan must comply with and be operated in accordance with the conditions of Rule 10b5-1, including the following:

•trades under the Trading Plan, and in certain circumstances, an amended Trading Plan, may not commence until expiration of the “cooling-off period” set forth in Rule 10b5-11;
•the Trading Plan must include representations that (i) the person is not aware of material nonpublic information about the Company or its securities; and (ii) the person is adopting, or in certain cases amending, the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;
•no person may have more than one Trading Plan outstanding at any given time, unless otherwise permitted by the limited exceptions of Rule 10b5-1 (such as plans relating to “sell to cover” arrangements intended to satisfy tax withholding obligations upon the vesting of equity awards); and
•no person may have more than one single-trade Trading Plan (a plan designed to effect the open-market purchase or sale of the total amount of securities covered by the plan in a single transaction) within any consecutive 12-month period, unless otherwise permitted by the limited exceptions of Rule 10b5-1.
A Restricted Person who wishes to enter into, amend or terminate (other than by expiration) a Trading Plan must submit the Trading Plan, or the amendment or notice of termination of the Trading Plan, to the Compliance Officer for approval prior to the adoption, amendment or termination of the Trading Plan. Subject to prior approval by the Compliance Officer, a Restricted Person may amend or replace his or her Trading Plan only during periods when trading is permitted in accordance with this Policy and when the Restricted Person was not in possession of Inside Information.
The SEC rules regarding trading plans are complex and must be complied with completely to be effective. The description of Trading Plans provided above is only a summary, and the Company strongly advises that each Restricted Person consult with his or her personal legal advisor if he or she intends to adopt a Trading Plan. While such plans are subject to review and approval by the Compliance Officer, the Restricted Person adopting the Trading Plan is ultimately responsible for compliance with Rule 10b5-1 and ensuring that the Trading Plan complies with this Policy.
Consequences of Violation
Insider trading is a crime. Violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities and foreign jurisdictions. Violations can result in severe penalties including significant fines and imprisonment.
Failure to comply with this Policy may also subject an employee to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Any sanctions imposed upon or liabilities incurred by an employee for insider trading will be the sole responsibility of the employee. The Company will not cover or indemnify the employee for these costs.
Personal Responsibility; Assistance
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of Inside Information. Persons subject to this Policy must not engage in illegal trading and
1 For directors and Section 16 officers, such cooling-off period is generally the later of (i) 90 days after execution of the Trading Plan or (ii) two business days following the filing of the Form 10-K or Form 10-Q for the reporting period in which the Trading Plan was executed; for all other insiders, such cooling-off period is 30 days after execution of the Trading Plan.

must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member or Controlled Entity whose transactions are subject to this Policy, as discussed above, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of Inside Information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, the Chief Financial Officer or the Chief Executive Officer.
Certification
You must sign, date and return the attached Acknowledgement and Certification (or such other certification as the Compliance Officer may deem appropriate) stating that you have received, read, understand and agree to comply with the Company’s Inside Information and Insider Trading Policy. The Company may require you to sign such an Acknowledgment and Certification on an annual basis, which Acknowledgment and Certification may be in electronic format.
Revised: November 5, 2025.

•NATIONAL HEALTH INVESTORS, INC.
•INSIDE INFORMATION AND INSIDER TRADING POLICY
•ACKNOWLEDGMENT AND CERTIFICATION
•I hereby acknowledge and certify that I have received, read, understand and will comply with National Health Investors, Inc.’s Inside Information and Insider Trading Policy.
•I understand that my agreement to comply with the Inside Information and Insider Trading Policy does not constitute a contract of employment.

•Please sign here:	•
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•Print name:	•
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•Date:	•
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